UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 21, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Registrant’s telephone number, including area code) (877) 848-3866
NO CHANGE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Overview
On October 21, 2009, Lions Gate Entertainment Inc. (the “Issuer”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (“Lions Gate”), issued approximately $236.0 million aggregate principal amount of senior secured second-priority notes due 2016 (the “Notes”) that mature on November 1, 2016, pursuant to an indenture, dated as of October 21, 2009 (the “Indenture”), among the Issuer, Lions Gate, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee. The Notes were sold at 95.222% of the principal amount, resulting in gross proceeds of approximately $224.7 million and net proceeds of approximately $215.1 million after certain transaction costs. The net proceeds were used by the Issuer to repay a portion of its outstanding debt under its senior secured credit facility.
The Notes have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the Notes will not have the benefit of exchange or registration rights.
Indenture and Notes
Interest. The Notes will begin to accrue interest at a rate of 10.25% per annum from the date of issuance and will be payable semiannually on May 1 and November 1 of each year, commencing on May 1. The Notes will mature on November 1, 2016.
Guarantee. The Notes will be fully and unconditionally guaranteed on a joint and several basis by Lions Gate and by the Issuer’s restricted subsidiaries that guarantee any of the Issuer’s indebtedness or indebtedness of any guarantor, including the Issuer’s senior secured credit facility. In addition, each of Lions Gate’s first-tier subsidiaries that guarantees any indebtedness or guarantees of indebtedness of the Issuer or any other guarantor, including the Issuer’s senior secured credit facility, will also guarantee Lions Gate’s guarantee of the Notes.
Security Interest and Ranking. Pursuant to the Pledge and Security Agreement and Credit Facility Intercreditor Agreement described below, the Notes and the guarantees will be secured by junior liens on substantially all of the Issuer’s and the guarantors’ tangible and intangible personal property, subject to certain exceptions and permitted liens. The Notes rank equally with all of the Issuer’s existing and future unsecured debt, including the Issuer’s existing convertible senior subordinated notes, and senior to all of the Issuer’s and the guarantors’ existing and future unsecured subordinated debt. The Notes will be structurally subordinated to all existing and future liabilities (including trade payables) and preferred and minority stockholders (if any) of the subsidiaries that do not guarantee the Notes or Lions Gate’s guarantee of the Notes.
Optional Redemption. At any time prior to November 1, 2013, the Issuer may redeem the Notes, in whole, but not in part, at a price equal to 100% of the principal amount of the Notes, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. At any time on or after November 1, 2013, the Issuer may redeem some or all of the Notes at certain specified redemption prices set forth in the Indenture, plus accrued and unpaid interest. In addition, the Issuer may also redeem up to 35% of the original principal amount of the Notes using the net cash proceeds of certain equity offerings at a redemption price of 110.25% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.
Change of Control. The occurrence of a change of control will be a triggering event requiring the Issuer to offer to purchase from holders some or all of the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions will be triggering events that may require the Issuer to use the excess proceeds from such dispositions to make an offer to purchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any to the date of purchase if certain conditions are met.
Other Covenants. The Indenture contains customary covenants that will limit the Issuer’s ability and the ability of the subsidiary guarantors to, among other things: (i) incur, assume or guarantee additional indebtedness, (ii) issue redeemable stock and preferred shares; (iii) pay dividends or distributions or redeem or repurchase capital stock; (iv) prepay, redeem or repurchase debt that is junior in right of payment to the Notes; (v) make loans or investments; (vi) incur liens; (vii) engage in sale/leaseback transactions; (viii) restrict dividends, loans or asset transfers from their subsidiaries; (ix) sell or otherwise dispose of assets, including capital stock of subsidiaries; (x) consolidate or merge with or into, or sell substantially all of its assets to, another person; (xi) enter into transactions with affiliates; and (xii) enter into new lines of business. All of these covenants are subject to a number of important qualifications and exceptions under the Indenture. In addition, if and for so long as the Notes have an investment grade rating from both Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. and no default under the Indenture has occurred, certain of the covenants listed above will be suspended.
Events of Default. The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes may become due and payable immediately.
Pledge and Security Agreement
In connection with the issuance of the Notes, the Issuer and the guarantors entered into a pledge and security agreement, dated as of October 21, 2009 (the “Pledge and Security Agreement”), with U.S. Bank National Association, as collateral agent, pursuant to which the Issuer and the guarantors granted to the collateral agent, for the benefit of the holders of the Notes, a security interest in substantially all of the Issuer’s and the guarantors’ tangible and intangible personal property whether now owned or hereafter acquired, subject to certain exceptions and permitted liens, as collateral for payment on the Notes.
Credit Facility Intercreditor Agreement
In connection with the issuance of the Notes, the Issuer and/or one or more of the guarantors entered into intercreditor agreements, dated as of October 21, 2009, with holders of obligations secured by collateral that secures the Notes on a first-priority or other senior basis. The intercreditor agreements include a certain intercreditor agreement, dated as of October 21, 2009, by and among the Issuer, the persons party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders party to the senior secured credit facility, and U.S. Bank National Association, as collateral agent for the holders of the Notes (such agreement, “Credit Facility Intercreditor Agreement”).
The Credit Facility Intercreditor Agreement governs the relative priorities of the respective security interests in the Issuer’s, Lions Gate’s, and the other guarantors’ assets securing borrowings under the Issuer’s senior secured credit facility and the Notes, and certain other matters relating to the administration of security interests.

Under the Credit Facility Intercreditor Agreement, at any time the indebtedness under the senior secured credit facility remains outstanding, any actions that may be taken with respect to such collateral or such indebtedness, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations under the senior secured credit facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2009	Lions Gate Entertainment Corp. (Registrant)
	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer